EXHIBIT 15.2

33/F, HKRI Centre Two, HKRI Taikoo Hui, 288 Shimen Road (No. 1), Jing’an District

Shanghai 200041, PRC

Tel: +86 21 6080 0909 Fax: +86 21 6080 0999

Beijing · Shanghai · Shenzhen · Hong Kong

www.hankunlaw.com

Date: April 26, 2021

Yunji Inc.

15/F, South Building

Hipark Phase2, Xiaoshan District

Hangzhou, Zhejiang, 310000

People’s Republic of China

Dear Sir/Madam:

We hereby consent to the use of our name and the summary of our opinion under the headings, “Item 3. Key Information—D. Risk Factors,” “Item 4. Information on the Company—B. Business Overview—Regulations” and “Item 4. Information on the Company—C. Organizational Structure,” included in Yunji Inc.’s Annual Report on Form 20-F for the year ended December 31, 2020 (the “Annual Report”), which will be filed with the Securities and Exchange Commission (the “SEC”) in the month of April 2021, and further consent to the incorporation by reference of the summaries of our opinions under these headings into the Registration Statement on Form S-8 (File No. 333-233539) of Yunji Inc. We also consent to the filing of this consent letter with the SEC as an exhibit to the Annual Report.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours Sincerely,

/s/ Han Kun Law Offices
Han Kun Law Offices

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